Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR OF 2015

•	Fourth quarter revenue $486.2 million; 2015 revenue of $1,923.2 million

•	Fourth quarter Adjusted EBITDA of $23.9 million; 2015 Adjusted EBITDA of $96.1 million

•	Fourth quarter net loss attributable to Delta Tucker Holdings, Inc. of $12.0 million

•	Total backlog of $3.0 billion

•	DSO of 73 days

MCLEAN, Va. - (March 30, 2016) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported fourth quarter and full year 2015 financial results.

Fourth quarter revenue was $486.2 million, compared to $508.3 million in the fourth quarter 2014, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan. Net loss attributable to Holdings for the fourth quarter 2015 was $12.0 million, compared with a net loss attributable to Holdings of $115.4 million in the fourth quarter 2014, the improvement driven primarily by lower impairment charges in the current year and as well as a charge on our LOGCAP program related to fee on undefinitized cost in the fourth quarter 2014. The Company reported Adjusted EBITDA of $23.9 million for the fourth quarter, compared with $7.1 million for the same period in 2014.

For the full year 2015, the Company reported revenue of $1.9 billion, compared with $2.3 billion for the year ended December 31, 2014. The decrease was primarily driven by the continued drawdown in Afghanistan, which reduced service needs under the company’s Logistics Civil Augmentation Program (“LOGCAP IV”) contract and lower volume on the Civilian Police (“CivPol”) task orders, and the completion of the Afghanistan Ministry of Defense Program ("AMDP"), the Combined Security Transition Command Afghanistan ("CSTC-A"), Counter Narcotics Terrorism Program Office ("CNTPO") and certain other contracts, partially offset by new contracts, including T-34/T-44/T-6, and Future Flexible Acquisition and Sustainment Tool ("F2AST"). Net loss attributable to Holdings was $132.6 million for 2015 as compared to a net loss attributable to Holdings of $269.8 million for 2014, an improvement driven primarily by lower non-cash impairment charges in 2015 than 2014 and the impact of certain contract loss and other charges on programs during 2014. The Company also reported Adjusted EBITDA of $96.1 million for the year of which $2.1 million was due to operational efficiencies, which results in 5.0% margins for the period.

“The DI team delivered solid results in 2015, meeting our revenue plan and exceeding our earnings target,” said Lou Von Thaer, chief executive officer. “I’m proud of the work done by the DI team in 2015. I’m also encouraged by our customers’ focus on readiness of the forces in the 2017 budget, which aligns with DI’s core capabilities.”

Fourth Quarter Highlights

•
In October 2015 we received notification of a new competitive range decision that reinstated us back into the competitive range related to the recompete of the International Narcotics Law Enforcement Air Wing ("INL Air Wing”) program.

•
In October 2015, DynAviation was notified by the State of California that we were re-awarded the CAL FIRE contract following a customer driven recompete for the expansion of contractual scope. The new contract award will begin January 1, 2016 and has a one-year base period and three one-year options with a total potential contract value of $155.2 million.

•
In November 2015, DynAviation was awarded a foreign military sale contract comprised of a two-year base period and three one-year options periods to provide maintenance management and support for Saudi Arabia's Land Forces Aviation Command. The contract has a total potential value of $160.4 million.

.
Reportable Segment Results

DynAviation
Revenue in the fourth quarter was $325.3 million, compared with $314.7 million for the same period in 2014. The increase was primarily a result of an increased scope on the Army Field Maintenance (“AFM”) Theater Aviation Sustainment Manager ("TASM") task order and new business from the T-34/T-44/T-6 contract. The increase in revenue was partially offset by declines on the INL contract and the completion of certain task orders under the Contract Field Teams ("CFT") program.

Revenue for the year ended December 31, 2015, was $1,276.1 million, compared with $1,204.4 million in 2014. The increase in revenue was primarily a result of higher content from T-6 Contractor Operated and Maintained Base Supply ("T-6 COMBS"), Sheppard Air Force Base ("Sheppard AFB"), Theater Aviation Sustainment Manager - OCONUS ("TASM-O"), and MD530 subcontracts, new business from Naval Aviation Warfighting Development Center ("NAWDC"), T-34/T-44/T-6 and F2AST contracts and continued organic growth in our Middle East contracts Advanced Military Maintenance, Repair and Overhaul Center ("AMMROC") and SANG. The increase in revenue was partially offset by lower content on the INL Air Wing program and the completion of CNTPO, C20, and C21 programs and certain task orders under the CFT program. Challenges to future revenue growth as a result of an increasingly competitive environment and delays in the government procurement environment could result in future declines within the DynAviation segment.

Adjusted EBITDA in the fourth quarter of $11.7 million, compared to $7.5 million for the comparable period in 2014 was driven by the absence of a charge related to a forward loss taken in the fourth quarter of 2014. For the full year, Adjusted EBITDA was $45.5 million, compared with $60.3 million in 2014, primarily due to higher margins and charges related to a new contract that is in a forward loss position. The decrease was partially offset by continued organic growth and enhanced productivity on our existing Middle East contracts.

DynLogistics
Revenue in the fourth quarter was $161.4 million, compared with $189.9 million for the fourth quarter 2014, the decline a result of reduced volume on the LOGCAP IV program resulting from the continued drawdown of troops in Afghanistan. Additionally, revenue was impacted by de-scoping the CivPol program and a completed task order under our Africa Peacekeeping Program ("AFRICAP"). This decline was partially offset by revenue from our new Afghanistan Life Support Services ("ALiSS") contract and technical support services contract to the Iraqi Army in Taji, Iraq.

Revenue for the year ended December 31, 2015, was $647.1 million, compared with $1,045.2 million in 2014. The decline in revenue was primarily a result of reductions in manning, materials and other direct costs under the AOR task order under the LOGCAP IV program. Additionally, revenue was impacted by de-scoping the Philippines Operations Support ("POS") contract, lower volume on the CivPol task orders and the completion of AMDP, CSTC-A, and certain other contracts. This decline was partially offset by the new Afghanistan Ministry of Interior and Afghanistan Ministry of Defense task orders under the United States Army Contracting Command, revenue from our new Afghanistan Life Support Services ("ALiSS") contract and technical support services contract to the Iraqi Army in Taji, Iraq and growth in our national strategic programs portfolio.

Adjusted EBITDA in the fourth quarter was $15.7 million compared with $0.6 million in the comparable period in 2014. The change was primarily a result of definitization of cost and fee on certain legacy programs in 2015 and program reserves that were taken in 2014. Adjusted EBITDA for the full year 2015 was $55.9 million, compared with $30.8 million in 2014, results attributable to the drivers noted above.

Liquidity
Cash provided by operating activities during 2015 was $19.6 million compared with $25.4 million during 2014. Cash provided by operations in 2015 was primarily due to our net loss position, excluding the impact of non-cash impairments, and changes in working capital.

The cash balance at year-end was $108.8 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of year-end 2015 was 73 days, a 7 day decrease from year-end 2014 primarily due to favorable timing of payment cycles and the resolution of previously undefinitized work on our LOGCAP IV contract.

“The Company is actively engaged in the process of addressing its upcoming debt maturities” said Bill Kansky, chief financial officer. “Discussions continue with our lenders, a majority of whom granted a waiver related to our most recent filing. We expect to update you on our discussions soon.”

Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on March 30, 2016, to discuss results for the fourth quarter and year end 2015. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 80707829. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on March 30, 2016, through 11:59 p.m. Eastern Time on April 30, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2016 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: our substantial level of indebtedness, our ability to refinance or amend the terms of that indebtedness, and changes in availability of capital and cost of capital; the ability to refinance, amend or generate sufficient cash to repay our Senior Credit Facility, consisting of our Term Loan and Revolver, maturing on July 7, 2016, or to refinance, amend or repay our other indebtedness , including any future indebtedness, which may force us to take other actions to satisfy our obligations under our indebtedness, which may not be successful; the future impact of mergers, acquisitions, divestitures, joint ventures or teaming agreements; the outcome of any material litigation, government investigation, government audit or other regulatory matters; restatement of our financial statements causing credit ratings to be downgraded or covenant violations under our debt agreements; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including any further changes to the sequestration that the United States (U.S.) Department of Defense (DoD) is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, INL, CFT and LOGCAP IV contracts; the outcome of recompetes on existing programs, including but not limited to any upcoming recompetes on the INL Air Wing or War Reserve Materiel programs; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity (“IDIQ”) contracts and indefinite quantity contracts (“IQC”); the timing or magnitude of any award, performance or incentives fees granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; declines in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstances or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities that could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; the ability to receive timely payments from prime contractors where we act as a subcontractor; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2015, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

###
(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenue	$1,923,177	$2,252,309
Cost of services	(1,721,679)	(2,072,865)
Selling, general and administrative expenses	(144,675)	(146,881)
Depreciation and amortization expense	(34,986)	(48,582)
Earnings from equity method investees	140	10,077
Impairment of goodwill, intangibles and long lived assets	(96,696)	(214,004)
Operating loss	(74,719)	(219,946)
Interest expense	(68,824)	(70,783)
Loss on early extinguishment of debt	—	(1,362)
Interest income	110	221
Other income, net	3,968	3,680
Loss before income taxes	(139,465)	(288,190)
Benefit for income taxes	8,672	20,570
Net loss	(130,793)	(267,620)
Noncontrolling interests	(1,809)	(2,160)
Net loss attributable to DTH, Inc.	$(132,602)	$(269,780)

Benefit for income taxes	(8,672)	(20,570)
Interest expense, net of interest income	68,714	70,562
Depreciation and amortization (1)	37,254	49,707
EBITDA (2)	$(35,306)	$(170,081)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	119,406	255,613
Employee share based compensation, severance, relocation and retention expense (4)	7,026	9,531
Cerberus fees (5)	4,062	2,415
Annualized operational efficiencies (6)	2,094	8,828
Other (7)	(1,139)	2,710
Adjusted EBITDA	$96,143	$109,016

(1)
Includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit and the impairment of certain intangibles, indefinite-lived tradename and assets held for sale in 2015, the impairment of goodwill within the LSS, Aviation and Air Wing reporting units in 2014, the impairment of customer-relationship intangibles and indefinite-lived tradename in 2014, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY15 YTD				DTH, Inc. CY14 YTD
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(47,975)	$(69,240)	$42,496	$(74,719)	$(91,348)	$(61,501)	$(67,097)	$(219,946)
Depreciation and amortization expense (1)	34,531	2,473	250	37,254	47,987	1,665	55	49,707
Loss on early extinguishment of debt	—	—	—	—	(1,362)	—	—	(1,362)
Noncontrolling interests	(1,809)	—	—	(1,809)	(2,160)	—	—	(2,160)
Other income (loss), net	4,798	(885)	55	3,968	2,825	816	39	3,680
EBITDA(2)	$(10,455)	$(67,652)	$42,801	$(35,306)	$(44,058)	$(59,020)	$(67,003)	$(170,081)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	2,959	105,879	10,568	119,406	50,649	111,056	93,908	255,613
Employee share based compensation, severance, relocation and retention expense (4)	991	4,751	1,284	7,026	1,414	5,770	2,347	9,531
Cerberus fees (5)	472	2,410	1,180	4,062	641	1,088	686	2,415
Annualized operational efficiencies (6)	2,094	—	—	2,094	8,828	—	—	8,828
Other (7)	(1,275)	91	45	(1,139)	381	1,454	875	2,710
Adjusted EBITDA	$(5,214)	$45,479	$55,878	$96,143	$17,855	$60,348	$30,813	$109,016

(1)
Includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the Aviation reporting unit and the impairment of certain intangibles, indefinite-lived tradename and assets held for sale in 2015, the impairment of goodwill within the LSS, Aviation and Air Wing reporting units in 2014, the impairment of customer-relationship intangibles and indefinite-lived tradename in 2014, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)
Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY15 QTD Q4				DTH, Inc. CY14 QTD Q4
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(15,935)	$7,268	$14,689	$6,022	$(61,016)	$(18,119)	$(124)	$(79,259)
Depreciation and amortization expense (1)	9,383	182	63	9,628	12,793	561	24	13,378
Loss on early extinguishment of debt	—	—	—	—	(499)	—	—	(499)
Noncontrolling interests	(582)	—	—	(582)	(303)	—	—	(303)
Other income (loss), net	2,342	(50)	1	2,293	623	(257)	—	366
EBITDA(2)	$(4,792)	$7,400	$14,753	$17,361	$(48,402)	$(17,815)	$(100)	$(66,317)

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	1,054	3,362	538	4,954	46,955	23,474	(726)	69,703
Employee share based compensation, severance, relocation and retention expense (4)	354	304	131	789	24	635	938	1,597
Cerberus fees (5)	154	587	269	1,010	216	517	257	990
Other (6)	(217)	9	—	(208)	272	663	211	1,146
Adjusted EBITDA	$(3,447)	$11,662	$15,691	$23,906	$(935)	$7,474	$580	$7,119

(1)
Includes certain depreciation and amortization amounts which are classified as Cost of services in the consolidated statements of operations of Delta Tucker Holdings, Inc. included in the Annual Report on Form 10-K.

(2)
We define EBITDA as GAAP net loss attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of certain intangibles, indefinite-lived tradename and assets held for sale in 2015, the impairment of goodwill within the Aviation and Air Wing reporting units, the impairment of customer-relationship intangibles and indefinite-lived tradename in 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes post-employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses, retention expense and share based compensation expense.

(5)	Includes Cerberus Operations and Advisory Company expenses, net of recovery.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash, costs incurred pursuant to ASC 805 - Business Combination and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$108,782	$94,004
Restricted cash	721	707
Accounts receivable, net of allowances of $16,283 and $4,736, respectively	386,097	448,496
Other current assets	58,089	74,200
Assets held for sale	7,913	—
Total current assets	561,602	617,407
Non-current assets	228,328	365,080
Total assets	$789,930	$982,487
LIABILITIES AND DEFICIT
Current portion of long-term debt	187,272	—
Other current liabilities	342,257	406,180
Total current liabilities	529,529	406,180
Long-term debt	455,000	642,272
Other long-term liabilities	13,571	11,312
Total deficit attributable to Delta Tucker Holdings, Inc.	(213,962)	(82,766)
Noncontrolling interests	5,792	5,489
Total deficit	(208,170)	(77,277)
Total liabilities and deficit	$789,930	$982,487

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	December 31, 2015	December 31, 2014
Backlog(1):
Funded backlog	$1,183	$1,171
Unfunded backlog	1,859	2,160
Total Backlog	$3,042	$3,331

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the year ended
	December 31, 2015	December 31, 2014
Cash Flow Information:
Net cash provided by operating activities	$19,572	$25,377
Net cash used in investing activities	(2,735)	(4,674)
Net cash used in financing activities	(2,059)	(97,544)

Net cash provided by operating activities	19,572	25,377
Less: Purchase of property and equipment	(3,179)	(8,712)
Proceeds from sale of property and equipment	526	44
Less: Purchase of software	(1,555)	(1,631)
Free cash flow	$15,364	$15,078